Exhibit 99.1

NEWS BULLETIN	RE:
FROM:
2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

VISTA MEDICAL REPORTS FOURTH QUARTER
AND YEAR-END FINANCIAL RESULTS

Company Begins Transition to Focus Exclusively on Obesity Disease State Management

CARLSBAD, CA, March 9, 2004 – Vista Medical Technologies, Inc. (Nasdaq: VMTI) today reported financial results for the fourth quarter and year-ended December 31, 2003.

For the quarter ended December 31, 2003, revenues were $1,901,000 compared with revenues of $2,755,000 for the fourth quarter of 2002, a decrease of 31%.  The Company reported a net loss for the quarter of $847,000, or $0.17 per basic and diluted share, versus a net loss of $113,000, or $0.02 per basic and diluted share, for the corresponding quarter of 2002.

For the full year 2003, revenues were $8,709,000, compared with $11,106,000 in 2002, a decrease of 22%.  The Company reported a net loss for the year of $2,049,000, or $0.41 per basic and diluted shared, compared with a net loss of $1,147,000, or $0.23 per basic and diluted share for 2002.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said, “In the fourth quarter we focused our primary attention on the process of transitioning Vista Medical into a pure-play niche healthcare services company, providing products and services for the disease state management of morbid obesity, a condition which affects up to 15 million Americans.  While this was a critical step in our efforts to position the Company for long-term growth and profitability, it had a negative impact on our near-term sales as we revamped our product and service offerings during the quarter.  As an important element of this transition we also announced an agreement to sell our Visualization Technology business to Viking Systems Inc., subject to the approval of our stockholders.  We now believe that, under the leadership of Dr. Michael H. Owens, we have the management team in place to implement our obesity disease

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Vista Medical Technologies

state strategy.  Similar business models have proven successful in providing consultative and management services to other medical specialties, such as interventional cardiology or chronic wound care, and we believe there is similar potential in the obesity surgery market.”

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units.  The Obesity Surgical and Medical Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity.  Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, we offer systems, consulting and program management services which enable the efficient operation of obesity surgery programs.  The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures.  Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.  The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.  Vista Medical Technologies is traded on the NASDAQ SmallCap Market under the stock symbol VMTI.  The Company’s Internet Website is www.vistamt.com.  Information on the Company’s nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to attain the continued listing requirement for Stockholders’ Equity on the Nasdaq stock exchange; the success of the Company’s appeal to the Nasdaq Listing Qualifications Panel; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-tables to follow-

VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Sales	$1,900,790	$2,755,278	$8,709,208	$11,106,131

Cost of Sales	1,330,977	1,486,698	5,184,838	5,988,882
Research and development	227,735	403,886	1,177,656	1,709,535
Sales and marketing	737,841	560,563	2,548,391	2,690,034
General and administrative	448,926	420,213	1,879,416	1,882,258
Total cost and expenses	2,745,479	2,871,360	10,790,301	12,270,709

Loss from operations	(844,689)	(116,082)	(2,081,093)	(1,164,578)

Interest income (expense)	(2,393)	2,909	32,390	17,426

Other gains/(losses)	—	—	—	—

Net loss	$(847,082)	$(113,173)	$(2,048,703)	$(1,147,152)

Basic and diluted loss per share	$(0.17)	$(0.02)	$(0.41)	$(0.23)

Share used in computing basic and diluted loss per share	5,007,742	5,001,749	5,004,126	4,968,519

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	December 31 2003	December 31 2002

Cash, cash equivalents and available-for-sale securities	$636,152	$829,372

Total Current Assets	2,949,702	4,058,855

Property and equipment	41,459	77,431

Total assets	2,991,161	4,139,347

Total current liabilities	1,864,373	2,058,390

Total stockholders’ equity	1,108,164	2,080,957